EXHIBIT 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL 2008 FIRST QUARTER
EARNINGS PER SHARE INCREASES 12%

Monett, MO. October 29, 2007- Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today announced first quarter fiscal 2008 results with a 16% increase in revenue, an increase of 10% in gross profit which resulted in a 10% rise in net income over the first quarter of fiscal 2007.

For the quarter ended September 30, 2007, the company generated total revenue of $175.3 million, compared to $150.6 million in the same quarter a year ago. Gross profit increased to $69.5 million compared to $63.3 million in the first quarter of fiscal 2007. Net income totaled $23.5 million, or $0.26 per diluted share, compared to $21.4 million, or $0.23 per diluted share in the same quarter a year ago.

According to Jack Prim, CEO, "We are pleased with our overall performance in the quarter which saw solid organic revenue growth of over 15% and continued strong growth in the recurring revenue components of our support and services offerings. Our banking National User Group meeting in Dallas last week had attendance of over 1,500 bankers. Several new products and partnerships were introduced to this audience and received a strong reception which we believe bodes well for future sales, particularly in the second half of the fiscal year."

Operating Results

"During the first fiscal quarter of 2008, we continued to experience the growing demand for our outsourcing service offerings, which is reflected by a solid increase in every component within this revenue line compared to the same quarter a year ago," stated Tony Wormington, President. "The combination of the continuing shift towards outsourced system and processing delivery and some deal slippage in the banking segment led to license fee revenue that was down significantly in the quarter compared to the prior year. However this was more than offset by 20% growth in Support and Service and Hardware revenue compared to the prior year quarter."

License revenue decreased 13% to $13.5 million, or 8% of first quarter total revenue, compared to $15.5 million, or 10% of first quarter total revenue a year ago. Growth of implementation services, in-house support fees, outsourcing, and EFT support contributed to the 20% increase in support and service revenue which expanded to $138.4 million in the first quarter of fiscal 2008 from $115.6 million for the same period a year ago. Support and service revenue grew to 79% of fiscal 2008 first quarter revenue from 77% of revenue last year. Hardware sales in the first quarter of fiscal 2008 increased 20% to $23.4 million from $19.5 million in the first quarter of fiscal 2007. Hardware revenue provided 13% of total revenues during both periods.

Cost of sales for the first quarter increased 21%, from $87.3 million for the three months ended September 30, 2006 to $105.8 million for the same period in the current fiscal year. Gross profit in the current year first quarter increased 10% to $69.5 million, a 40% margin, compared to $63.3 million, a 42% margin last year. Cost of sales increased primarily due to additional labor costs, product costs and processing fees.

Gross margin on license revenue for the first quarter of fiscal 2008 was 94% compared to 96% a year ago for the same period and is primarily due to an increase in the amount of third party software delivered during the quarter. Support and service gross margins were 37% during both periods. Hardware gross margins were lower for the first quarter at 26% compared to 30% for the same quarter last year primarily due to the volume, sales mix of hardware sold, and vendor rebates.

Operating expenses increased 11% to $33.7 million for the first quarter of fiscal 2008 compared to $30.4 million for the same quarter a year ago primarily due to increased employee-related expenses. Selling and marketing expenses rose 17% in the first quarter to $14.0 million from $12.0 million in the prior year's quarter. Selling and marketing expenses were 8% of revenue for both years. Research and development expenses increased 17% to $10.0 million for the first quarter of fiscal 2008, from $8.5 million for the same quarter of fiscal 2007. Research and development expenses remained at 6% of revenue for both periods. General and administrative costs decreased 1% to $9.8 million, or 6% of revenue, in the first quarter of fiscal year 2008, from $9.9 million or 7% of revenue for the same quarter a year ago.

Operating income grew 9% to $35.8 million, or 20% of revenue for the first quarter of fiscal 2008, compared to $32.9 million, or 22% of revenue, a year ago. Provision for income taxes in the first quarter of fiscal 2008 was 36.5% compared to 37.5% in the same period a year ago. As of the first quarter of fiscal 2007, the Research and Experimentation Credit had expired and was not considered in determining the provision for income taxes for that period. The Credit was subsequently renewed and has been considered for the current quarter. First quarter net income totaled $23.5 million, or $0.26 per diluted share, compared to $21.4 million, or $0.23 per diluted share in the first quarter of fiscal 2007.

For the first quarter of 2008, the bank systems and services segment revenue increased 16% to $144.5 million, with a gross margin of 39% from $124.7 million in revenue with a gross margin of 43% in the first quarter in fiscal 2007. The credit union systems and services segment revenue increased 19% to $30.8 million with a gross margin of 40% for the first quarter of 2008 from revenue of $25.9 million with gross margin of 35% in the same quarter a year ago. The increase in gross margin for the credit union segment is due to an increase in license revenue from the prior year's quarter. License revenue has substantially higher margins than other revenue components. "The credit union segment continued with the sales momentum that we saw in the previous sequential quarter or the fourth quarter of last fiscal year. We had some very nice competitive wins during both quarters and these are typically in-house system sales. The sales forecasts continue to look solid for all of our brands: Jack Henry Banking, Symitar and ProfitStars," stated Kevin Williams, CFO.

Balance Sheet, Cash Flow, and Backlog Review

Cash and cash equivalents increased to $54.5 million from $49.8 million compared to September 30, 2006. During the first quarter, the revolving debt facility of $70.0 million was paid in full with cash from operations. Trade receivables increased $13.4 million, or 11% to $132.2 million compared to September 30, 2006 at $118.8 million. The increase is commensurate with increases in revenue.

Deferred revenue increased 13% to $175.6 million at September 30, 2007 compared to a year ago. Stockholders' equity grew 7% to $616.6 million at September 30, 2007, from $575.8 million at September 30, 2006.

Cash provided by operations totaled $69.1 million in the current quarter compared to $61.5 million during last year's quarter. The following table summarizes net cash (in thousands) from operating activities:

	Three months ended September 30,
	2007	2006

Net income	$ 23,539	$ 21,412
Non-cash expenses	15,586	14,062
Change in receivables	77,733	61,527
Change in deferred revenue	(38,926)	(29,825)
Change in other assets and liabilities	(8,804)	(5,711)

Net cash provided by operating activities	$ 69,128	$ 61,465

Net cash used in investing activities in the current quarter was $30.7 million and primarily included payments for acquisitions of $17.4 million, capital expenditures of $9.7 million and capitalized software development of $5.7 million. In the first quarter in fiscal 2007, net cash used in investing activities of $14.4 million primarily included capital expenditures of $8.1 million and capitalized software development of $4.8 million.

Net cash used in financing activities in the current quarter was $72.5 million and included repayment of short-term borrowings of $70.0 million, payment of dividends of $5.8 million and the purchase of treasury stock of $5.2 million. Cash used was offset by proceeds of $8.4 million from the exercise of stock options, excess tax benefits from stock-based compensation and sale of common stock. In the first quarter of fiscal 2007, cash used in financing activities was $71.4 million and included repayment of a credit facility of $50.0 million, payment of dividends of $5.0 million and the purchase of treasury stock of $19.8 million. This cash used was offset by proceeds of $3.4 million from the exercise of stock options and sale of common stock.

Backlog, which is a measure of future business and revenue, increased 7% compared to year-ago levels to $237.7 million ($64.0 million in-house and $173.6 million outsourcing) at September 30, 2007. Backlog at September 30, 2006, was $222.4 million ($69.7 million in-house and $152.7 million outsourcing) and at June 30, 2007, it was $239.3 million ($68.1 million in-house and $171.2 million outsourcing).

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 8,700 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on October 30th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)
	Three Months Ended
	September 30,		% Change
	2007	2006

REVENUE
License	$ 13,522	$ 15,539	-13%
Support and service	138,362	115,577	20%
Hardware	23,442	19,499	20%

Total	175,326	150,615	16%

COST OF SALES
Cost of license	770	556	38%
Cost of support and service	87,736	73,050	20%
Cost of hardware	17,298	13,702	26%

Total	105,804	87,308	21%

GROSS PROFIT	69,522	63,307	10%
Gross Profit Margin	40%	42%

OPERATING EXPENSES
Selling and marketing	13,952	11,966	17%
Research and development	9,959	8,516	17%
General and administrative	9,808	9,906	-1%

Total	33,719	30,388	11%

OPERATING INCOME	35,803	32,919	9%

INTEREST INCOME (EXPENSE)
Interest income	1,349	1,556	-13%
Interest expense	(83)	(216)	-62%

Total	1,266	1,340	-6%

INCOME BEFORE INCOME TAXES	37,069	34,259	8%

PROVISION FOR INCOME TAXES	13,530	12,847	5%

NET INCOME	$ 23,539	$ 21,412	10%

Diluted net income per share	$ 0.26	$ 0.23

Diluted weighted avg shares outstanding	90,833	92,893

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	Sept 30,		% Change
	2007	2006

Cash, cash equivalents and investments	$ 55,507	$ 51,565	8%
Receivables	132,153	118,768	11%
TOTAL ASSETS	901,852	821,104	10%

Accounts payable and accrued expenses	$ 50,381	$ 39,054	29%
Deferred revenue	175,553	155,894	13%
STOCKHOLDERS' EQUITY	616,606	575,766	7%

(THIRTY)